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                                                                    EXHIBIT 10.1

                               EFUNDS CORPORATION.
                     MANAGEMENT RETENTION INCENTIVE PROGRAM
                                  CONFIDENTIAL

March 20, 2000

Dear Colleen Adstedt:

In recognition of the value of your expertise and contributions to the company in your current position, you are being offered participation in the following Management Retention Incentive Program as the company evolves toward its new organizational structure;

      - RETENTION INCENTIVE: In order to recognize your efforts in ensuring a smooth and effective transition to the new eFunds organizational structure, if you are an active employee of eFunds as of June 1, 2001 or if your employment is terminated by the company prior to June 1, 2001 other than by reason of your misconduct, willful negligence or unlawful or unethical conduct or a breach by you of the conditions set forth below (each of the foregoing constituting a for cause termination), you will receive the equivalent of 12 months of your April 1, 2000 base salary. In addition, if, on or before June 1, 2001, your current position is eliminated and, at the time of such elimination, you are not offered a position similar in responsibilities and salary with the company or one of its affiliates, you will have the right to resign from employment with the company and its affiliates within 30 days after receiving notice of your new assignment, in which event you will be remain eligible to receive your retention incentive. Payments will be made under this agreement within thirty (30) days of the earlier to occur of June 1, 2001, the date of your qualifying resignation or the date of the termination by the company of your employment other than for cause. No payments will be made to you hereunder if your employment is terminated by the company for cause or if you resign prior to June 1, 2001 for any reason other than those set forth above.

Payment of the retention incentive is subject to the following conditions:

      1. You exhibit professionalism in support of eFunds' goals among your fellow employees, your customers and your acquaintances.

      2. You maintain expected conditions of employment and satisfactory job performance as evaluated by your manager.

      3.    You keep the terms of the Program and this document confidential.
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March 20, 2002
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We appreciate the contribution you can make during the eFunds transition. Please see me or Doug Seipel (414-341-5805) of eFunds Human Resources department if you have any questions regarding this retention incentive program. Please sign below to acknowledge your receipt of this document and your agreement to its terms.
The effectiveness of this document is conditioned upon the receipt by the company of a copy of this document countersigned by you within 10 days of the date set forth above.

You acknowledge and agree that this is not a contract for employment and that you are an employee at will and, accordingly, your employment may be terminated, by the company or any of its affiliates of which you are an employee, at any time for any reason or no reason. This agreement is governed by the substantive laws of the State of Wisconsin.

Best regards,


/s/ Gus Blanchard
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Gus Blanchard III
Chairman and Chief Executive Officer

employee:


/s/ Colleen Adstedt
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Colleen Adstedt